Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

The parties to this Retirement and Consulting Agreement (the “Agreement”) are Ampco-Pittsburgh Corporation (the “Company”) and John S. Stanik (the “Executive”). This Agreement is effective as of June 30, 2018 (the “Retirement Date”).

The Executive has announced his decision to retire from the Company as Chief Executive Officer effective as of the Retirement Date. Following the Retirement Date, the Company wishes to retain the Executive for the purpose of providing, and the Executive has agreed to provide, certain consulting services. This Agreement is intended to set forth the terms applicable to the Executive’s retirement from the Company and the consulting arrangement following the Retirement Date.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.    Resignation and Retirement. Effective on the Retirement Date, the Executive has resigned from all positions with the Company and any subsidiaries of the Company then held by him, and the Executive’s employment with the Company will terminate due to his retirement.

2.    Consulting Services.

(a)     General. Beginning on the date hereof, and ending on December 31, 2018 (such period, subject to the extension and early termination provisions of Section 2(d) below, the “Consulting Period”), the Executive agrees to cooperate with the Company in the transition of management of the Company following Executive’s retirement and to provide such consulting services to the Company (the “Consulting Services”) as may be requested by the Chief Executive Officer or Chairman of the Board of Directors of the Company and agreed to by the Executive, which agreement may not be unreasonably withheld by the Executive.

(b)     Independent Contractor Status and Performance of Consulting Services. Nothing contained in this Agreement will be deemed to create an employment relationship between the Company and the Executive during the Consulting Period. In providing the Consulting Services, the Executive agrees and acknowledges that he is an independent contractor and will not have authority to bind the Company with respect to any matter. In rendering Consulting Services under this Agreement, the Executive will be free to arrange his own time, pursuits and work schedule and to determine the specific manner in which such services will be performed, without being required to observe any routine or requirement as to working hours.

(c)    Non-exclusivity. The Company agrees and acknowledges that the Executive may offer consulting services to other persons (but not to any competitor of the Company or any of its subsidiaries) during the Consulting Period, subject to the confidentiality and proprietary rights provisions of this Agreement.

(d)    Extension or Early Termination of Consulting Period. This Agreement and the applicable Consulting Period may be extended beyond the term described in Section 2(a) by mutual agreement of the parties. Notwithstanding any provisions to the contrary in this Agreement, this Agreement may be terminated prior to December 31, 2018, and the Consulting Period will be deemed to have expired upon any of the following:

(i) the mutual written agreement of the parties providing for such termination;

(ii) upon written notice of such termination from either party to the other party, provided such notice is provided to the other party at least thirty (30) days prior to the effective date of the termination;

(iii) immediately upon notice by the Company to the Executive of the Executive’s breach of any covenant set forth in Sections 2(c), 8, and 9 of this Agreement;

(iv) upon the death of the Executive; and

(v)    in the event of a material breach by the Executive of this Agreement, which remains uncured within 15 days after the Company provides written notice to the Executive of such breach, to the extent such breach is capable of being cured.

3.    Payments and Benefits.

(a)    In Connection with Executive’s Retirement. Upon the Executive’s retirement and termination from employment with the Company, and, with respect to clauses (iii) - (v) below, in consideration of the Release of Claims described in Section 10 of this Agreement, the Executive will be entitled to:

(i)    payment of all accrued, but unpaid, salary, vacation or paid time-off and business expenses (to the extent properly accounted for) as of the Retirement Date;

(ii)    all accrued and vested retirement benefits under any qualified or non-qualified plans or arrangements sponsored by the Company in accordance with the terms and provisions of such plans or arrangements; provided, the Executive will not accrue additional service or benefits under such plans during the Consulting Period;

(iii)    accelerated vesting, as of June 29, 2018, of the unvested portion of the Restricted Stock Units (for 4,697 shares of the Company’s common stock) granted to the Executive on May 5, 2016, in accordance with the Notice of Grant of Restricted Stock Unit Award (the “Notice”) but notwithstanding the terms set forth in Exhibit A to the Notice;

(iv)    reimbursement of (A) the monthly cost of COBRA premium payments for the Executive until October 2018 and his spouse for 18 months from the Retirement Date (the “Benefit Termination Date”) and (B) Medicare supplement for the Executive until the Benefit Termination Date, up to a maximum of $738 per month; and

(v)    a pro rata portion (6/12) of any short-term incentive award awarded under the Company’s short-term incentive program for the 2018 fiscal year, based on achievement by the Company of certain financial targets and achievement by the Executive of the applicable performance goals for the year. The pro rata award, if any, will be paid in shares of the Company’s common stock, based on the closing stock price on March 15, 2019, at the same time when short-term incentive awards are paid to other eligible employees of the Company. Except as described in this Section 3(a), the Executive will not be entitled to any bonus or incentive compensation.

(b)    In Connection with Consulting Services. In consideration for the Consulting Services to be provided by the Executive under this Agreement, the Company agrees to pay or provide the Executive the following compensation or benefits during the Consulting Period:

(i) The amount of $10,000 per month during the period starting on July 1, 2018 and ending on September 30, 2018, payable in accordance with regular payroll schedule on the first payment date of the month;

(ii) The amount of Three Hundred Fifteen ($315) dollars per hour worked, not to exceed $2500 per day, during the period starting on October 1, 2018, and for the remainder of the Consulting Period;

(iii) The Company, at its discretion, will provide or reimburse the Executive for the cost of home computer, printer, cellular phone, iPad and secretarial support services;

(iv) The Company will reimburse the Executive for all out-of-pocket expenses reasonably and necessarily incurred in the performance of the Consulting Services in accordance with the travel and business expense reimbursement policies of the Company in effect from time to time.

(c)    Compliance with Section 409A. The parties to this Agreement intend that the Agreement complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an applicable exemption thereto, including, where applicable, the short-term deferral exception, and this Agreement will be interpreted in a manner consistent with that intention. For purposes of Section 409A of the Code, each payment made under this Agreement will be designated as a “separate payment” within the meaning of the Section 409A of the Code. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (a) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Consultant during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Consultant in any other calendar year, (b) the reimbursements for expenses for which the Consultant is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

4.    Reasonable Efforts. The Executive will use reasonable efforts to perform the Consulting Services in a prompt, competent and diligent manner consistent with the Company’s standards.

5.    Proprietary Rights. The Executive agrees that all information, discoveries, inventions, improvements, strategies or overall business plan concepts arising from or in connection with the Consulting Services under this Agreement will be the sole property of the Company and the Executive will cooperate with the Company’s reasonable requests for the transfer of any such rights or interests from the Executive to the Company.

6.    Taxes. The Executive acknowledges that he will be solely responsible for and the Company will have no liability with respect to any taxes (including penalties and interest) imposed by any Federal, state or local government on any payments or any other benefits payable to or provided on behalf of the Executive for the Consulting Services under Section 3(b) of this Agreement.

7.    Insurance and Indemnification. The Company agrees to insure and to indemnify and hold harmless the Executive from any and all claims and causes of action arising out of the performance of the Consulting Services to the same extent that it insures and indemnifies its officers and directors.

8.    Non-Disparagement.

(a)     At all times hereafter, Executive will not disparage or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Company or any of its operating divisions, subsidiaries or affiliates to any person.

(b)     At all times hereafter, the Company and its officers, directors, employees and agents will not disparage or criticize, orally or in writing, Executive; provided that the foregoing shall not be construed to prevent either party from testifying truthfully before any court, tribunal or other legal proceeding. The Executive understands that the Company’s non-disparagement obligations under this section extend only to the Company’s Board of Directors and officers that report directly to the Chief Executive Officer of the Company and only for so long as each individual is an employee or director of the Company.

9.    Confidentiality; Non-Competition; Non-Solicitation; Return of Company Property. The Confidentiality, Non-Competition and Non-Solicitation Agreement between the Company and the Executive, dated as of May 5, 2018, remains in full force and effect in accordance with its terms.

10.    Release of Claims.

(a)    As indicated by the Executive’s signature below, the Executive has decided to release the Corporation and its affiliates in consideration of the payments described in Sections 3(a) (iii) – (v) (the “Payments”), which Payments the Executive acknowledges and agrees he would not be entitled to receive but for his execution of the release of claims set forth in this Section 10 (the “Release”).

(b)    The Payments are being given to the Executive and accepted by him, on behalf of himself and his heirs, executors, administrators, trustees, legal representatives and assigns, in consideration of his full and final release and settlement of any and all claims and charges, known or unknown, arising on or prior to the date of the execution by the Executive of this Agreement, against the Company, each of its affiliates, and any of their respective past, present, and future parents, subsidiaries, divisions, affiliates and related business entities, and any of their respective successors and assigns, as well as any of their respective past, present, and future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, legal representatives and employees, other than any rights the Executive has under this Agreement, which the Executive may have relating to or arising out of his employment or termination of employment with the Company or any of its affiliates, including but not limited to any claims for compensation, consideration or monies or claims of discrimination or retaliation claims under Title VII of the Civil Rights Act of 1964; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Vocational Rehabilitation Act; the Equal Pay Act of 1963; the National Labor Relations Act; the Americans with Disabilities Act; the Family and Medical Leave Act; and any other alleged violation of any local, state, or federal statutory or common law, regulation or ordinance based on age, sex, race, religion, color, national origin, disability, marital status, appearance or sexual orientation, or any claim for wrongful termination or defamation, whether in tort, contract or otherwise, against or onto officers, directors and employees. This general release is for any relief, no matter how denominated, including, but not limited to, wages, back pay, front pay, compensatory damages or punitive damages. This release does not apply to any claims that cannot be released as a matter of law, such as those that arise after the date the Executive executes this Amendment or claims by the Executive for vested ERISA plan benefits or administrative charges of discrimination (although the Executive releases any right to monetary recovery in connection with such a charge).

(c)    The Executive represents that this Release is a lawful, valid and binding obligation, enforceable in accordance with its terms, except to the extent that such enforcement may be stayed or prevented under any laws relating to bankruptcy or creditors’ rights.

(d)    This Release does not preclude the Executive from taking any legal action to enforce the terms of this Agreement.

11.    Executive’s Understanding. The Executive acknowledges by signing this Agreement that the Executive has read and understands this document, that the Executive has conferred with or had opportunity to confer with the Executive’s attorney regarding the terms and meaning of this Agreement, including the Release, that the Executive has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to the Executive except as set forth in this Agreement, and that the Executive has entered into this Agreement knowingly and voluntarily.

12.    Miscellaneous.

(a)    Entire Agreement. Except as expressly set forth herein, this Agreement represents the entire and only understanding between the parties on the subject matter hereof and supersedes any other agreements or understandings between them on such subject matter.

(b)    Binding Effect, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties. Without the express written consent of the other party, neither the Company nor the Executive may assign any duties or right or interest hereunder or right to receive any money hereunder and any such assignment shall be void; provided, however, that without the Executive’s consent the Company may assign its rights and obligations hereunder in their entirety to any successor to all or substantially all of its business, whether effected by merger or otherwise.

(c)    Severability and Amendment. In the event any provision of this Agreement shall be determined in any circumstances to be invalid or unenforceable, such determination shall not affect or impair any other provision of this Agreement or the enforcement of such provision in other appropriate circumstances. This Agreement may be modified only by an instrument in writing executed by the parties hereto.

(d)    Interpretative Matters; Counterparts. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

(e)    Governing Law and Conflicts. This Agreement is to be governed and construed according to the internal substantive laws of the Commonwealth of Pennsylvania, without regard to the principles of the conflicts of laws thereof.

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IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date first written above.

AMPCO-PITTSBURGH CORPORATION

Date: June 30, 2018	By:	/s/ Rose Hoover
	Name:	Rose Hoover
	Title:	President and Chief Administrative Officer

EXECUTIVE

Date: July 13, 2018	/s/ John S. Stanik
John S. Stanik